Exhibit 10.74.1

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote omissions.

Supplementary Agreement No.

to the preliminary agreement on conclusion of agreements No. C-48-0691 of 10 November 2006.

Moscow	30 June 2008

Limited liability company “Industrial and Financial company”, hereinafter referred to as “Lessor”, in the person of its General Director Chernenkov I.S., acting on the basis of the Charter, on the one side, and

Closed joint-stock company “Set televissionnykh stantsiy”, hereinafter referred to as the “Lessee”, in the person of its Chief Executive Officer Shklyar Y.B., acting on the basis of the Power of Attorney No. 167 of 01.02.2006 , on the other side, collectively referred to as the “Parties”, have concluded this Supplementary Agreement (hereinafter “Agreement”) as to the following:

1. The wording of the para. 10.2 of the Preliminary Agreement on conclusion of agreements No.C-48-0691 of 10 November 2006 (hereinafter - “Preliminary Agreement”) shall be amended to read as follows:

“10.2 The Lessee is entitled to unilaterally  terminate this Agreement by giving a written notice to the Lessor not later than 5 days prior to the date of such termination in case of  non-fulfillment by the Lessor of  its obligations as specified in paras. 2.2, 3.7, 3.8, 3.9, 3.11 and 7.3  thereof upon sending a written violation notice to the Lessor by the Lessee and granting an additional period of 30 working days for elimination of such violation. In case of termination of this Agreement by the Lessee for the reasons stipulated  in this para 10.2, (1) the Lessor undertakes to return to the Lessee a Security Deposit and pay as a penalty 75% (Seventy Five percent) of the value of this Security deposit calculated without including VAT, thus amounting to 26 304 433,53 (Twenty  six million three hundred and four thousand  four hundred thirty three 53/100) Rubles within 30 calendar days from the date of the early termination; (2) in case of any payment arrears provided for by this Agreement the Lessee undertakes to effect the payment of such outstanding amounts within 30 calendar days from the date of such termination”.

2.  The wording of the para. 2.10.3 of the Preliminary Agreement shall be amended to read as follows:

“subject to a written notification of the Lessor by the Lessee about appearance of the reasons for early termination of this Agreement and granting the Lessor a reasonable period of time for elimination of such reasons and remedial of relevant violation of the conditions of this Agreement. In case of  the Lessor’s refusal from execution of this Agreement for the reasons provided for by this para. 10.3, (1) the Lessor undertakes to return to the Lessee a Security Deposit and pay as a penalty 75% (Seventy five per cent) of the value of the Security Deposit (exclusive of VAT) amounting to 26 304 433,53 (Twenty six million three hundred four thousand four hundred and thirty three 53/100) Rubles within 30 calendar days from the date of the early termination of this Agreement; (2) in case of any payment arrears herein stipulated the Lessee the Lessee undertakes to pay such outstanding amounts within 30 calendar days from such termination”.

3. As for the rest that is not provided for by this Agreement the provisions of the Preliminary Agreement shall be applied.

4. This Agreement is made up and signed in 2 (two) originals in the Russian language, one original for either of the Parties.

Signatures of the Parties:

Lessor	Lessee
Limited liability company “Industrial and Financial company”	Closed joint-stock company “Set televissionnykh stantsiy”

Address: 121609, Moscow, Rublevskoe shosse, h.28	Address: 123298, Moscow, 3 Khoroshevskaya street, 2
[**]	TIN [**], [**]
p/c - Settlement Account No. [**]	P/c - Settlement Account No. [**]
Kievskoe OSB No. 5278 “Sberbank Rossii OAO”	In OAO “Alfa-Bank” Moscow
Correspondent Account No. [**]	Correspondent Account No. [**]
Moscow GTY Bank Rossii
/ Chernenkov I. S./	[**]
[**]
[**]

/ Shklyar Y.B./